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                                                                   EXHIBIT 11


                        COMPUTATION OF EARNINGS PER SHARE

The 1995 income per common and common equivalent share was calculated by dividing: (1) net income less preferred dividends by (2) the shares used in computing the weighted average shares outstanding for the year ended September 30, 1995 adjusted for the incremental impact of options and warrants considered common stock equivalents as follows:

     Net income                                                 $   5,790,000
     Preferred dividends                                           (2,176,000)
                                                                -------------
     Net income related to common shareholders                  $   3,614,000
                                                                =============
     Weighted average shares outstanding                            8,709,303
                                                                =============
     Income per common and common equivalent share              $         .41